CONFIDENTIAL

Strategic Alliance Agreement

between

NationsRent, Inc.

and

Lowe's Companies, Inc.

October 12, 2000

Table of Contents

TAB

Strategic Alliance Agreement, dated October 12, 2000	1

Exhibit A - Roll out Schedule for 2000 and 2001	2

Exhibit B - Operating Matters	3

Exhibit C - Form of Lease	4

Exhibit D - Competitive Companies	5

Exhibit E - List of On-Site Rental Equipment	6

Exhibit F - List of On-Site Rental Merchandise	7

Exhibit G - Lowe's Mark	8

Exhibit H - Prototypical Plans for On-Site Rental Store	9

Exhibit I - Prototypical Signage	10

Confidentiality Agreement, dated January 28, 2000	11

October 12, 2000

Lowe's Companies, Inc.
P.O. Box 1111
North Wilkesboro, NC 28656

Re:	Strategic Alliance

Gentlemen:

Pursuant to the terms of the Strategic Alliance Letter Agreement, dated as of April 3, 2000 (the "Pilot Agreement"), between NationsRent, Inc., a Delaware corporation, through its operating subsidiaries ("NRI") and Lowe's Companies, Inc., a North Carolina corporation, through its operating subsidiaries, Lowe's Home Centers, Inc. and Lowe's HIW, Inc. ("Lowe's"), NRI and Lowe's have tested the concept of operating equipment rental locations on-site at Lowe's home improvement stores (the "On-Site Rental Concept"). NRI and Lowe's now desire to establish a long-term strategic alliance to roll-out the On-Site Rental Concept to certain existing and subsequently opened Lowe's stores on the following terms and subject to the following conditions:

1.	Roll-Out Schedule. During the Term (as defined in paragraph 5 below), upon the terms and subject to the conditions of this agreement, Lowe's grants to NRI the right and obligation to, and NRI shall, open and operate equipment rental stores ("On-Site Rental Stores") at designated existing and newly constructed Lowe's home improvement stores ("Participating Lowe's Stores"). In each calendar quarter during the Term, Lowe's and NRI shall cooperate to develop and review a schedule for constructing and opening On-Site Rental Stores at Participating Lowe's Stores on a twelve (12) month rolling basis, which schedule shall be reasonably adjusted by the parties based on site specific conditions. The parties shall develop and finalize such schedule in good faith and with due consideration for each other's objectives and operating parameters and shall exchange appropriate market information (including trending and indexing of existing store total revenue, commercial sales revenue, transactions and product category mix) to assist in developing On-Site Rental Stores in desirable markets. Exhibit A sets forth a finalized schedule for the remainder of calendar year 2000 and a preliminary schedule for calendar year 2001, which 2001 schedule will be finalized as to the number of sites on or before November 1, 2000. The parties agree that they shall finalize successive schedules six (6) months in advance of the quarter for which construction shall commence on any particular On-Site Rental Store. For each calendar year during the Term, Lowe's agrees to designate at least 30 Participating Lowe's Stores in which NRI may open and operate On-Site Rental Stores and NRI agrees to operate at least 30 On-Site Rental Stores at Participating Lowe's Stores pursuant to the agreed upon schedule.

2.	Exclusivity.

(a)	NRI. During the Term and for the period described in paragraph 5(d) hereof following the termination or expiration of this agreement, NRI shall not (i) engage in discussions or negotiations or enter into any agreement with third parties to develop the On-Site Rental Concept, which shall be deemed to include on-site equipment rental at other big-box retailers that directly compete with Lowe's (such as Home Depot, Wal-Mart, Sears and Home Base), (ii) engage, directly or indirectly, in the home improvement retailing business, except as ancillary to its business as presently conducted and except for e-commerce initiatives, or (iii) advertise for sale at its On-Site Rental Stores any used rental equipment which is available for sale (other than through Lowe's specialty order program) at the respective Participating Lowe's Stores or to display "for-sale" signs on any such used equipment at its On-Site Rental Stores, provided, however, that nothing shall prohibit NRI from (x) actually selling such used rental equipment at any On-Site Rental Store, (y) advertising the sale of any used rental equipment not available for sale at the respective Participating Lowe's Store whether at any On-Site Rental Store or any other NRI store, or (z) displaying a sign at any On-Site Rental Store no larger than 11 x 17 inches regarding selling used equipment at other NRI stores that are not On-Site Rental Stores.

(b)	Lowe's. During the Term and for the period described in paragraph 5(d) hereof following the termination or expiration of this agreement, Lowe's shall not (i) engage in discussions or negotiations, or enter into any agreement with third parties to develop, or develop on its own, the On-Site Rental Concept, or (ii) engage directly or indirectly in the equipment rental business (except for e-commerce initiatives), which includes without limitation any arrangement with companies engaged in the equipment rental business such as United Rentals, Inc. and Hertz Corporation. Notwithstanding the foregoing, for each calendar year during the Term, Lowe's shall be permitted to open and operate (on its own without any third party) up to ten (10) equipment rental stores at Lowe's Home Improvement Centers so long as all of the following conditions have been satisfied: (w) such stores are located in a metropolitan statistical area ("MSA") that is not in the top fifty (50), (x) there is a Home Depot in such MSA that has an equipment rental program, (y) NRI declines the opportunity to open and operate an On-Site Rental Store at such Lowe's Store, after NRI has had at least six (6) months to evaluate such opportunity, and (z) during such six-month period, the parties have negotiated in good faith alternative ways to operate equipment rental at such stores, including franchising, licensing or management arrangements on terms and conditions mutually agreed between the parties. In addition, notwithstanding anything to the contrary in this agreement, the prohibitions or limitations on Lowe's operating its own equipment rental business shall not apply to a Participating Lowe's Store if at such store the On-Site Rental Store lease terminates or is not renewed for any reason.

3.	General Terms of Sites. The parties agree that each On-Site Rental Store and Participating Lowe's Store will be operated on the terms set forth on Exhibit B. In addition, the parties agree that for each On-Site Rental Store, they will execute a lease in substantially the form of Exhibit C.

4.	Confidentiality/Publicity. The parties have executed a confidentiality agreement dated January 28, 2000, which they agree shall remain in full force and effect and shall govern any confidential information exchanged by the parties pursuant to this agreement. In addition, no press release or other public announcement related to this agreement or the transactions contemplated hereby shall be made or issued by either party without the prior approval of the other party, except as may be required by law or the listing requirements of a national securities exchange.

5.	Term and Termination.

(a)	Term. Unless terminated earlier pursuant to this paragraph 5, the term of this agreement (the "Term") shall commence on the date hereof and shall expire on December 31, 2003, provided, that the parties agree that the Term shall automatically renew for successive three (3) year terms up to a maximum of five (5) renewal terms, unless either party gives written notice to the other party of its intention not to renew this agreement at least ninety (90) days prior to the end of the then current Term. If one party gives notice of its intention not to renew, then the other party in its sole discretion may (a) notwithstanding the exclusivity provisions of paragraph 2 hereof, immediately have discussions and negotiations and enter into an agreement with any third party regarding the development of the On-site Rental Concept (but not actually begin operating any such sites until the expiration of the exclusivity provisions of paragraph 2 in accordance with paragraph 5(d)), and (b) at any time prior to March 1 of the calendar year following the expiration of this agreement, elect to terminate all of the then outstanding On-Site Rental Store leases, effective one (1) year following written notice thereof, and thereafter both parties shall cooperate with the orderly closing and winding up of such On-Site Rental Stores during such one-year period. Except as set forth in the prior sentence and except upon a termination described in paragraph 5(b) hereof, the parties agree that notwithstanding the termination of this agreement, each On-Site Rental Store lease shall remain in full force and effect in accordance with its terms.

(b)	Termination. Either party may terminate this agreement (including the On-Site Rental Store leases as described below) prior to the end of the Term effective upon written notice to the other party if (i) the other party is in material breach of its obligations hereunder and such breach continues uncured for a period of sixty (60) days following written notice thereof by the non-breaching party to the breaching party, or (ii) the other party files a petition or answer (or an involuntary petition, answer, or proceeding is filed) seeking bankruptcy protection, reorganization or other relief from creditors generally, or taking advantage of any other insolvency laws, or (iii) the other party consummates a merger or consolidation with, or sale of all or substantially all of its assets to, any person or group acting in concert with or on behalf of certain competitive companies described on Exhibit D hereto (each a "Competitive Company") or a Competitive Company acquires beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder) of 20% or more of the voting stock of the other party or the other party elects or appoints one or more members to its Board of Directors who is an officer, director or employee of a Competitive Company. Simultaneously, with the termination of this agreement under paragraph 5(b), the non-breaching party shall have the right (exercisable only in conjunction with the termination of this agreement) to terminate all of the On-Site Rental Store leases effective nine (9) months following the termination of this agreement, unless such termination event occurs under paragraph 5(b)(iii), in which case the non-breaching party may elect to reduce such nine (9) month period to two (2) months. Following such nine (9) month or two (2) month period, as the case may be, NRI shall begin incurring the hold over rent as set forth in Section 12.9 of the leases until the premises are vacated and delivered back to Lowe's in accordance with the leases. The parties agree that their remedies are cumulative and that their respective rights to terminate this agreement are in addition to any other remedies available to them at law or in equity.

(c)	Material Breach. The parties agree that a material breach shall include, but not be limited to, the following events:

i.	A material breach of the exclusivity provisions of paragraph 2;

ii.	A material breach of the On-Site Rental Store leases representing at least 10% of all outstanding On-Site rental Store leases;

iii.	A material breach of the provisions of Exhibit B as they relate to at least 10% of all outstanding On-Site Rental Stores or Participating Lowe's Stores, as the case may be; and

iv.	A material breach of the provisions of paragraph 6(i) hereof.

(d)	Survival.

i.	Exclusivity. In the event of the expiration of this agreement pursuant to paragraph 5(a) hereof, the exclusivity provisions of paragraph 2 shall survive until the earlier of (A) one (1) year following such expiration and (B) the expiration or earlier termination of all of the On-Site Rental Store leases. In addition, if any On-Site Rental Store lease remains in effect following such one-year period, then the scope of the exclusivity restrictions contained in paragraph 2 shall be reduced to a radius of the surrounding trade area for each On-Site Rental Store, which trade area the parties agree is within a half-hour drive (at midnight) of such On-Site Rental Store (unless such store is located in an MSA that is not within the top twenty-five (25), in which case the trade area for these restrictions shall be reduced to a radius of twenty-five (25) miles surrounding the On-Site Rental Store), and as modified, the exclusivity provisions of paragraph 2 shall remain in effect with respect to such geographic area until the expiration or earlier termination of such On-Site Rental Store lease. In addition, in the event of the termination of this agreement pursuant to paragraph 5(b), the exclusivity provision of paragraph 2 shall survive only for the benefit of the non-breaching party and shall only restrict the breaching party for a period of nine (9) months following the effective date of the termination of this agreement.

ii.	Other Terms. Notwithstanding the expiration or earlier termination of this agreement, (A) the provisions of paragraph 4 shall survive indefinitely and (B) the provisions of paragraphs 5 and 6 and Exhibit B as they may relate to any particular On-Site Rental Store shall remain in effect with respect to each On-Site Rental Store and Participating Lowe's Store until the expiration or termination of the lease with respect to such store.

6.	Miscellaneous.

(a)	Governing Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to the choice of law principles applied in the courts of such state.

(b)	Amendments, Waivers. No term of this agreement shall be amended, supplemented, waived or modified except in a written document signed by each of the parties. No delay or omission in the exercise of any right or remedy shall be deemed a waiver of any right or remedy. No waiver shall constitute a waiver of any other provision, breach, right or remedy, nor shall any waiver constitute a continuing waiver.

(c)	Indemnity, Remedies. Each party agrees to indemnify and hold harmless the other party from any damage, loss, cost or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any third party claim arising out of or related to a breach of this agreement. Each party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of paragraphs 2, 4 or 5(d) of this agreement by it and that any such breach would cause the other party irreparable harm. Accordingly, each party also agrees that in the event of any breach or threatened breach of paragraphs 2, 4 or 5(d) of this agreement, the non-breaching party, in addition to any other remedies at law or in equity, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Should any part of this agreement for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect.

(d)	Successors and Assignees. Neither party may assign its rights or obligations under this agreement without the written consent of the other party which consent may be withheld in such party's sole discretion; provided, however, that this shall not be deemed to prohibit the merger or consolidation with or into, or sale of all or substantially all of assets to, any other person or entity This agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

(e)	Entire Agreement. This agreement, together with the exhibits hereto, the On-Site Rental Store leases executed pursuant to this agreement and the confidentiality agreement, dated January 28, 2000, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, promises or representations, written or oral, including the Pilot Agreement. No party is relying upon any representations or promises other than those set forth herein.

(f)	Counterparts. This agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

(g)	Communications. Each party acknowledges that the roll-out schedule and operating requirements contemplated by this agreement will require regular and detailed communication and exchange of information between the parties. Accordingly, the parties initially designate the following individuals to lead and coordinate communications: (1) Chief Marketing Officer, NRI; and (2) Vice President Specialty Sales, Lowe's. From time to time after the date hereof, either party may designate one or more individuals to handle all or certain specific communications upon prior notice to the other party.

(h)	Dispute Resolution. The parties will endeavor to resolve disputes internally in the following manner:

i.	Each party will designate a representative in order to attempt to resolve any disputes between the parties relating to the strategic alliance. In the event that one of the parties desires to raise an issue relating to the strategic alliance, that party's representative will summarize the issue in writing and forward the writing to the other party's representative. The parties will attempt to resolve the issue within ten (10) business days after receipt of the writing by negotiating in good faith to develop a mutually satisfactory solution. The parties must mutually agree to any resolution by the representatives.

ii.	If the representatives are unable to resolve the matter within ten (10) business days, the issue will be submitted to the Chief Marketing Officer for NRI and Vice President of Specialty Sales for Lowe's (or such other persons as may be designated from time to time by either party upon prior notice) for resolution within ten (10) business days. The parties must mutually agree to any resolution by such officers.

iii.	If such officers are unable to resolve the matter within such ten (10) business day period, then either party may seek recourse through any other available means.

iv.	In order to ensure the efficacy of this provision, each party is estopped from asserting laches as a result of the other party's compliance with this paragraph 6(h). The parties also agree that any cure period for a material breach shall run concurrently with this dispute resolution process.

v.	Nothing in this agreement is intended to preclude either party from seeking injunctive or other equitable relief from a court of competent jurisdiction at any time.

vi.	Any and all disputes with respect to an individual lease shall be governed exclusively by the terms of the applicable lease, unless such dispute constitutes a material breach of this agreement under paragraph 5.

(i)	Authority. Each party represents and warrants that it has the authority to enter this agreement and perform its obligations hereunder and that the execution of this agreement does not conflict with any other agreement to which it is a party.

(j)	Force Majeure. Neither party shall be required to perform any term, condition, or covenant of this agreement, so long as such performance is delayed or prevented by acts of God, strikes (other than by vendors or vendors' employees), lockouts (other than by vendors or vendors' employees), material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of the party and which by the exercise of due diligence the party is unable, wholly or in part, to prevent or overcome.

(k)	Relationship of the Parties. The parties acknowledge and agree that, with respect to the commitments and obligations contemplated by this agreement, the parties are in a strategic alliance. Notwithstanding the foregoing, the parties acknowledge and agree that no partnership or joint venture is intended by this agreement and that they are not agents of each other and that one party cannot legally bind the other. Accordingly, each party agrees that it shall not order any merchandise or equipment, incur any indebtedness, enter into any undertaking or make any commitment in the other party's name or purporting to be on the other party's behalf. Each party agrees that it shall not represent, suggest or indicate in any way to any of its suppliers, printers, service companies or other business entities that it is financially affiliated with, backed, supported, maintained or assisted by the other party in any manner.

(l)	Notices. All notices and other communication required under this agreement shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), by a commercially recognized guaranteed overnight delivery service, or facsimile transmission (only if such transmission is confirmed by certified or registered mail or guaranteed overnight delivery) to Lowe's at Lowe's Companies, Inc., 1605 Curtis Bridge Road, North Wilkesboro, NC 28656, Fax number 336-658-5074 Attn.: Vice President Specialty Sales, with a copy to Law Department, 1605 Curtis Bridge Road, Wilkesboro, NC 28697, Fax number 336-658-7109 and to NRI at NationsRent, Inc., 450 East Las Olas Boulevard, Fort Lauderdale, FL 33301, Fax number 954-759-5887, Attn.: Philip V. Petrocelli, Executive Vice President, with a copy to Joseph H. Izhakoff, Vice President, General Counsel and Secretary, 450 East Las Olas Boulevard, Fort Lauderdale, FL 33301, Fax number 954-759-5838 or to any subsequently designated address. Notice shall be deemed given on the date sent, if sent by facsimile transmission, and on the date delivered (or the date of refusal of delivery) if sent by guaranteed overnight delivery or certified or registered mail.

[Signatures on following page]

By executing this agreement, each of the undersigned acknowledges and agrees that this agreement memorializes the principal terms and conditions in which the parties will implement the On-Site Rental Concept and constitutes the binding agreement of such party with respect to the transactions described above. Except as otherwise set forth herein, each party will be responsible for its own fees and costs in negotiating and entering into this transaction and performing its obligations hereunder.

If you agree to the terms set forth in this agreement, please sign a copy of this agreement in the space indicated below and return it to me.

Very truly yours,

NATIONSRENT, INC.

By:
       Philip V. Petrocelli
       Executive Vice President

AGREED AND ACCEPTED AS OF THE
DATE FIRST ABOVE WRITTEN

LOWE'S COMPANIES, INC.

By:
       Name:
       Title: